UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Veeco Instruments Inc.
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VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY  11803

NOTICE OF ANNUAL MEETING

Dear Veeco Stockholder:

On May 4, 2012, Veeco will hold its 2012 Annual Meeting of Stockholders at One Jericho Plaza, Jericho, NY 11753.  The meeting will begin at 9:30 a.m.  At the meeting, we will consider:

1.              Election of three directors to hold office until the 2015 Annual Meeting to Stockholders;

2.              To hold an advisory vote on executive compensation;

3.              To ratify the appointment of our independent registered public accounting firm for 2012; and

4.              To transact such other business as may properly be presented at the meeting or any adjournment or postponement thereof.

Only stockholders who own stock at the close of business on March 16, 2012 can vote at this meeting or any adjournments that may take place.  For ten days prior to the annual meeting, a list of these stockholders will be available for inspection at our principal executive offices, Terminal Drive, Plainview, NY 11803.  A stockholder may examine the list for any legally valid purpose related to the meeting.

Your Board of Directors recommends that you vote “FOR” each of the listed nominees for Director and “FOR” proposals 2 and 3 above, which proposals are further described in this proxy statement.  This proxy statement also outlines the corporate governance practices at Veeco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendations to the Board regarding our 2011 financial statements.  We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

This year Veeco will be using the “notice and access” method of providing proxy materials to you via the Internet.  On or about March 20, 2012, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which includes instructions regarding voting your shares and requesting a printed copy of our proxy materials.  We believe that this process will provide you with prompt access to our proxy materials, lower our cost of printing and delivering proxy materials, and minimize the environmental impact of printing paper copies.

By order of the Board of Directors,

Gregory A. Robbins
Senior Vice President, General Counsel and Secretary

March 20, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2012:  The Notice, Proxy Statement and Annual Report to Stockholders are available at www.veeco.com.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q1.                            What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•                  Proposal 1:  To elect three directors to hold office until the 2015 Annual Meeting of Stockholders

•                  Proposal 2: To hold an advisory vote on executive compensation;

•                  Proposal 3: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012; and

•                  Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Q2.                            How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•                  FOR the election of the three directors nominated by our board of directors and named in this proxy statement;

•                  FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•                  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

Q3.                            Why am I receiving these materials?

Our board of directors has made these materials available to you on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Veeco’s 2012 Annual Meeting of stockholders, which will take place on Friday, May 4, 2012, at 9:30 a.m. local time, at One Jericho Plaza, Jericho, NY 11753.  As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q4.                            Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the “notice and access” rules adopted by the Securities and Exchange Commission, we may furnish proxy materials, including this proxy statement and our 2011 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies.  Most stockholders will not receive printed copies of the proxy materials unless they request them.  Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet.  The Notice also instructs you as to how you may access and submit your proxy card.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q5.                            How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to access the Notice of Annual Meeting, this Proxy Statement, your proxy card and Veeco’s Annual Report on Form 10-K for the year ended December 31, 2011.  The proxy materials will be available on the Internet starting on March 20, 2012, as described in the Notice.  You will not receive a printed copy of these proxy materials unless you request them in accordance with the instructions provided in the Notice.

Q6.                            Who is entitled to vote?

You may vote if our records show that you owned shares of Veeco common stock on March 16, 2012, the record date for the meeting.  At such time, 38,776,829 shares of Veeco common stock were issued and outstanding.  You are entitled to one vote for each share that you own.

Q7.                            How can I vote if I own shares directly?

If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being made available directly to you.  Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person.

Q8.                            How can I vote if my shares are held through a brokerage, bank or similar organization?

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being made available to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered “routine.”  The New York Stock Exchange (“NYSE”) will determine whether the proposals presented at the Annual Meeting are routine or not routine.  If a proposal is routine, a broker holding shares for an owner in “street” name may vote in its discretion on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is not routine and the “street” name owner does not provide any voting instructions.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  Under the rules of the NYSE, your broker does not have the discretion to vote your shares on non-routine matters such as Proposals 1 and 2.  However, your broker does have discretion to vote your shares on routine matters such as Proposal 3.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

Q9.                            What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of the nominees for director, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the selection of Ernst & Young LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Q10.                     How do I revoke or change my vote?

If you are a stockholder of record, you may revoke or change your vote by:

(1)                     notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219, in writing at any time before the meeting;

(2)                     submitting a later-dated proxy at any time before the meeting; or

(3)                     voting in person at the meeting.

The latest-dated, timely, properly completed proxy that you submit before the meeting will count as your vote.  If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

Q11.                     What is a “quorum”?

There must be a quorum for the meeting to be held.  A “quorum” will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting or represented by proxy.  If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.  In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is the same as an abstention.  Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes:  Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 1, 2 and 3).

Q12.                     How many votes are needed to approve each proposal?

Proposal:	Vote Required:	Broker Discretionary Voting Allowed?

Proposal 1 — Election of three directors	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 2 — Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 — Ratification of auditors for Fiscal Year 2012	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on any of these Proposals, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The three nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors.

If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

Q13.                     How will voting on any other business be conducted?

Although we do not know of any business to be considered at the 2012 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting or any adjournment or postponement thereof, your signed proxy or vote instruction card gives authority to John R. Peeler, Veeco’s Chief Executive Officer, and David D. Glass, Veeco’s Executive Vice President and Chief Financial Officer, to vote on such matters at their discretion.

Q14.                     Who will count the vote?

Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q15.                     How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced at the Annual Meeting and are expected to be posted shortly after the Meeting on our website at www.veeco.com.  Voting results will also be reported in a Current Report on Form 8-K, which is expected to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Meeting.

Q16.                     Who can attend the Annual Meeting?

All stockholders who owned shares on March 16, 2012 may attend.

Q17.                     What does it mean if I get more than one Notice?

If your shares are registered in more than one name or in more than one account, you may receive more than one Notice.  Please complete and return a proxy or vote instruction card for each Notice you receive to ensure that all of your shares are voted.

Q18.                     I have Veeco shares that are held in street name, as do others in my household.  We received only one copy of the proxy materials.  How can I obtain additional copies of these materials?

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.”  Under this practice, stockholders who have the same address and last name and who request printed copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investorrelations@veeco.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department at 1-516-677-0200.

Q19.                     When are stockholder proposals for the 2013 Annual Meeting due?

In accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2013 Annual Meeting must submit their proposals so that they are received by the Secretary, Veeco, Terminal Drive, Plainview, NY 11803 by November 20, 2012.  Any such proposal must comply with the requirements of our Fourth Amended and Restated Bylaws, as amended (“Bylaws”), and Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Timely notice of any director nomination or other proposal that any stockholder intends to present at the 2013 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2013 Annual Meeting, must be delivered in writing to the Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting.  However, if we hold the 2013 Annual Meeting on a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.  In addition, the stockholder’s notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2013 Annual Meeting.

For more information, including the information required to be included in a stockholder proposal, please refer to our Fourth Amended and Restated Bylaws, filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 27, 2008, the amendment thereto filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on May 26, 2010, and the amendment thereto filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 20, 2011.

Q20.                     What is Veeco’s process for nominating director candidates?

Veeco’s Board of Directors is currently comprised of eight directors divided into three classes of Directors serving staggered three-year terms.  Joel A. Elftmann will not stand for re-election in 2012.  The Board has determined to reduce the size of the Board from eight to seven directors following the Annual Meeting.  Approximately one-third of Veeco’s directors are elected each year by its stockholders at the annual meeting of stockholders.  The Board of Directors is responsible for filling vacancies that may occur on the Board at any time during the year and for nominating director nominees to stand for election at the annual meeting of stockholders.  The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board.  Director candidates may be identified by current directors of the Company, as well as by stockholders.  The Governance Committee is comprised entirely of independent directors, as defined by Nasdaq.  Pursuant to our Corporate Governance Guidelines, the Governance Committee will evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considering the general qualifications of the potential nominees, including those characteristics described in the Corporate Governance Guidelines as in effect from time to time.  In selecting the director nominees, the Board endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting and finance, knowledge of the industries in which the Company operates, understanding of manufacturing and services, strategic vision, knowledge of international markets, marketing, research and development, and other areas relevant to the Company’s business.  During February 2012, Keith D. Jackson was added to the Board.  Mr. Jackson was identified through a director search conducted by a third party search firm under the direction of the Governance Committee.  In conducting this search, the Board was looking to add relevant industry experience and meaningful international business experience, among other qualities. Under our Corporate Governance Guidelines, the Board periodically conducts a critical self-evaluation of the Board, including an assessment of the make-up of the Board as a whole.  In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.  The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.  The evaluation process for candidates recommended by stockholders is the same as for candidates from any other source.  See the answer to Question 21 below regarding the process for stockholder nominations of director candidates.

Q21.                     Can a stockholder nominate someone to be a director of Veeco?

As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Secretary, Veeco, Terminal Drive, Plainview, NY 11803.  The deadlines for submitting stockholder nominations of directors are the same as those set forth in Question 19.  In addition, the recommending stockholder must submit a written recommendation that sets forth the information required by our Bylaws with respect to the recommending stockholder and such stockholder’s nominee, including the following:

•                  The candidate’s name, age, address, principal occupation or employment, the number of shares of Common Stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•                  A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews, to be named in the proxy statement as a nominee and to serve as a director, if elected; and

•                  A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

Q22.                     How can stockholders communicate with Veeco’s Directors?

Stockholders may address communications to one or more members of the Board (other than sales or employment-related communications) by letter addressed to the Secretary, Veeco, Terminal Drive, Plainview, NY 11803.  The Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

Q23.                     How much will this proxy solicitation cost?

MacKenzie Partners, Inc. was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $7,500, plus reimbursement of out-of-pocket expenses.  The expense of soliciting proxies will be borne by Veeco.  In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  MacKenzie Partners may contact stockholders by mail, telephone, fax and personal interviews.  Veeco has agreed to indemnify MacKenzie against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws.  Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Q24.                     Who is soliciting my vote?

Your vote is being solicited by the Board of Directors of Veeco, on behalf of the Company, for the 2012 Annual Meeting of Stockholders to be held on Friday, May 4, 2012 at 9:30 a.m.

Q25.                     What proxy materials are available on the internet?

The proxy statement and our 2011 Annual Report to Stockholders, including our Form 10-K, are available on our website at www.veeco.com.

CORPORATE GOVERNANCE

Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders.  To that end, the Board of Directors and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management periodically evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in light of these guidelines and practices and to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”).

Corporate Governance Policies and Practices

Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

Corporate Governance Guidelines - Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Governance Committee from time to time.  The Corporate Governance Guidelines relate to director qualifications, conflicts of interest, succession planning, periodic board and committee self-assessment and other governance matters.  On October 20, 2011, the Board of Directors voted to amend the Company’s Bylaws to provide for majority voting in uncontested elections of directors, changing from the previous standard of plurality voting.  In connection with this amendment, the Board also amended the Corporate Governance Guidelines to provide that directors who fail to receive the required number of votes for re-election shall tender a letter of resignation.

Code of Business Conduct - Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

Code of Ethics for Senior Officers - Veeco maintains a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

Environmental, Health & Safety Policy — Veeco maintains a written policy that applies to all of its employees with regard to environmental, health and safety matters.

Director Education Policy - Veeco has adopted a written policy under which it encourages directors to attend, and provides reimbursement for the cost of attending, director education programs.

Disclosure Policy - Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

Board Committee Charters - Each of Veeco’s Audit, Compensation, Governance and Strategic Planning Committees has a written charter adopted by Veeco’s Board that establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.

Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the Investors page.

Independence of the Board of Directors

Veeco’s Corporate Governance Guidelines provide that at least two-thirds of the Board of Directors must be independent in accordance with the Nasdaq listing standards.  In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

Independence of Current Directors.  Veeco’s Board of Directors has determined that all of the directors are “independent” within the meaning of the applicable Nasdaq listing standards, except Mr. Peeler, the Company’s Chief Executive Officer, and Mr. Braun, the Company’s Chairman and former Chief Executive Officer.

Independence of Committee Members.  All members of Veeco’s Audit, Compensation and Governance Committees are required to be and are independent in accordance with Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation.  During 2011, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee. No current or past executive officer of Veeco serves on our Compensation Committee.  The members of our Compensation Committee are Messrs. D’Amore, Hunter and McDaniel.

Board Access to Independent Advisors.  The Board members have full and free access to officers and employees of Veeco and are permitted to retain independent legal, financial or other advisors as the Board or a Committee deems necessary.

Director Resignation Upon Change in Employment.  The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment from what it was when he was elected as a director or undergoes a change affecting his qualification as a director or fails to receive the required number of votes for re-election.  Upon such submission, the Board shall determine whether to accept or reject the resignation.  If the resignation is tendered for failure to receive the required number of votes for re-election, the Governance Committee will also inform the Board of any other action it recommends be taken.

Board Leadership Structure

We currently have a separate Chief Executive Officer, Chairman of the Board and Presiding Director.  Although we do not have a formal policy on whether the same person should (or should not) serve as both the Chief Executive Officer and Chairman of the Board, we believe that, when the Chairman of the Board is an employee of the Company or otherwise not independent, it is important to have a separate Presiding Director, who is an independent director.

Mr. Braun has served as the Chairman of the Board since 2007.  He served as our Chairman and Chief Executive Officer from 1990 until 2007.  In serving as Chairman of the Board, Mr. Braun serves as a resource for our Chief Executive Officer, other members of management and the Board.

Mr. McDaniel serves as the Presiding Director.  In that role, he presides over the Board’s executive sessions, during which our independent directors meet without management, and serves as the principle liaison between management and the independent directors of the Board.  Mr. McDaniel has served as a Veeco director since 1998.

We believe the combination of Mr. Braun as our Chairman of the Board and Mr. McDaniel as our Presiding Director has been an effective structure for the Company.  The division of duties and the additional avenues of communication between the Board and our management associated with having Mr. Braun serve as Chairman of the Board and Mr. McDaniel as Presiding Director provides the basis for the proper functioning of our Board and its oversight of management.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding the Company’s strategy, finances and operations, as well as the risks associated with each.  The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, internal controls and legal and regulatory compliance.  The Audit Committee undertakes, at least annually, a review to evaluate these risks.  Individual members of the Audit Committee are each assigned an area of risk to oversee.  The members then meet separately with management responsible for such area, including the Company’s chief accounting officer, internal auditor and general counsel, and report to the Committee on any matters identified during such discussions with management.  In addition, the Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.  The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Compensation Risk

Our Compensation Committee conducted a risk-assessment of our compensation programs and practices and concluded that our compensation programs and practices, as a whole, are appropriately structured and do not pose a material risk to the Company.  Our compensation programs are intended to reward the management team and other employees for strong performance over the long-term, with consideration to near-term actions and results that strengthen and grow our Company.  We believe our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating success for the Company.  We consider the potential risks in our business when designing and administering our compensation programs and we believe our balanced approach to performance measurement and compensation decisions works to mitigate the risk that individuals will be encouraged to undertake excessive or inappropriate risk.  Further, our compensation program administration is subject to considerable internal controls, and when determining the principal outcomes — performance assessments and compensation decisions — we rely on principles of sound governance and good business judgment.

Board Meetings and Committees

During 2011, Veeco’s Board held thirteen meetings.  Each Director attended at least 75% of the meetings of the Board and Board committees on which such Director served during 2011.  It is the policy of the Board to hold executive sessions without management at every regular quarterly board meeting and as requested by a Director.  The Presiding Director presides over these executive sessions.  All members of the Board are welcome to attend the Annual Meeting of Stockholders.  In 2011, Mr. Peeler was the only director who attended the Annual Meeting of Stockholders.  The Board has established the following committees:  an Audit Committee, a Compensation Committee, a Governance Committee and a Strategic Planning Committee.

Audit Committee.  The Audit Committee reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm.  The Audit Committee consists of Messrs. Elftmann, McDaniel and Simone (Chairman). The Board has determined that all members of the Audit Committee are financially literate as that term is defined by Nasdaq and by applicable SEC rules.  The Board has determined that each of Messrs. Elftmann, McDaniel and Simone is an “audit committee financial expert” as defined by applicable SEC rules.  During 2011, the Audit Committee met nine times.

Compensation Committee.  The Compensation Committee sets the compensation levels of senior management and administers Veeco’s stock incentive plans.  All members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  None of the members of the Compensation Committee has interlocking relationships as defined by the SEC.  The Compensation Committee consists of Messrs. D’Amore, Hunter and McDaniel (Chairman).  During 2011, the Compensation Committee met six times.

Governance Committee.  The Company’s Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco.  In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board with respect thereto.  The Governance Committee currently consists of Messrs. Elftmann (Chairman) and Simone. During 2011, the Governance Committee met twice.

Strategic Planning Committee.  The Company’s Strategic Planning Committee oversees the Company’s strategic planning process.  The Strategic Planning Committee consists of Messrs. Braun (Chairman), D’Amore, Hunter and Peeler.  During 2011, the Strategic Planning Committee met three times.

Compensation of Directors

The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($) (4)	Total ($)
Edward H. Braun (5)	200,000	—	6,631	206,631
Richard A. D’Amore	58,000	99,970	—	157,970
Joel A. Elftmann	70,500	99,970	—	170,470
Thomas Gutierrez (6)	17,000	41,663	—	58,663
Gordon Hunter	59,000	99,970	—	158,970
Roger D. McDaniel	91,000	99,970	—	190,970
Peter J. Simone	75,500	99,970	—	175,470

(1)         Represents quarterly retainers and meeting fees paid for Board service during 2011 for Directors other than Mr. Braun.  Includes payments for service and attendance at certain meetings held at the end of 2011 for which payments were made during the first quarter of 2012.  For Mr. Braun, reflects payments under the Service Agreement dated July 24, 2008 pursuant to which Mr. Braun serves on the Board and is compensated for such service.

(2)         Reflects awards of 1,814 shares of restricted stock to each director on May 20, 2011, other than Mr. Gutierrez, who received an award of 756 shares of restricted stock on May 20, 2011, and Mr. Braun, whose compensation is provided under the Service Agreement dated July 24, 2008.  These restricted stock awards vest on the earlier of the first anniversary of the date of grant and the date of the next annual meeting of stockholders.  In accordance with SEC rules, the amounts shown reflect the grant date fair value of the award, which was $55.11 per share or $99,970 or, in the case of Mr. Gutierrez, $55.11 per share or $41,663.

(3)         As of December 31, 2011, there were outstanding the following aggregate number of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End

Name	Stock Awards (#)	Option Awards (#)
Edward H. Braun	—	50,000
Richard A. D’Amore	1,814	10,000
Joel A. Elftmann	1,814	—
Thomas Gutierrez	—	—
Gordon Hunter	1,814	—
Roger D. McDaniel	1,814	—
Peter J. Simone	1,814	—

(4)         All Other Compensation consists of 401(k) matching contribution ($2,923) and premiums for group term life insurance ($3,708) payable to Mr. Braun under the Service Agreement dated July 24, 2008.

(5)         Reflects the compensation paid to Mr. Braun as a Director under the Service Agreement dated July 24, 2008.  Prior to the appointment of John R. Peeler as Chief Executive Officer of the Company on July 1, 2007, Mr. Braun served as Chairman and Chief Executive Officer of Veeco.  The Service Agreement provides the terms on which Mr. Braun will remain available to serve on Veeco’s Board through December 31, 2011.  On February 3, 2012, the Service Agreement was amended to provide for Mr. Braun’s service on the Board for periods after December 31, 2011.

(6)         Mr. Gutierrez left the Board effective September 20, 2011, at which time he forfeited his May 20, 2011 award of 756 shares of restricted stock.

Director Compensation Policy

Veeco’s Director Compensation Policy provides that members of the Board of Directors who are not employees of Veeco (and other than Mr. Braun) shall be paid a retainer of $10,000 per quarter, plus additional retainers of $2,500 per quarter for the chairman of the Compensation Committee and the chairman of the Governance Committee, $3,750 per quarter for the chairman of the Audit Committee, and $3,750 per quarter for the Presiding Director.  In addition, non-employee Directors receive a fee of $2,000 for attending each board, committee or stockholder meeting held in person and $1,000 for participating in each board or committee meeting held by conference call.  Each non-employee Director also receives an annual grant of shares of restricted stock having a fair market value in the amount determined by the Compensation Committee from time to time.  The Compensation Committee has determined that the value of this annual award should be $100,000 per director.  The restrictions on these shares lapse on the earlier of the first anniversary of the date of grant and the date of the next annual meeting of stockholders.  Directors who are employees, such as Mr. Peeler, or who receive compensation for Board service pursuant to a separate agreement, such as Mr. Braun, do not receive additional compensation for serving as Directors or for attending board, committee or stockholder meetings.

Braun Service Agreement

Mr. Braun, the Company’s Chairman and former CEO, serves on the Board and is compensated for such service pursuant to a Service Agreement dated July 24, 2008.  The Service Agreement provides that Mr. Braun shall remain available to serve on the Board until December 31, 2011.  Under the Service Agreement, Mr. Braun is compensated at a rate of $200,000 per year, subject to periodic review by the Board.  In addition, he is entitled to participate in all group health and insurance programs available generally to senior executives of the Company, including, in the case of health programs, continued coverage for Mr. Braun’s spouse and eligible dependents.  Except as described above, Mr. Braun shall not be entitled to any additional compensation, including, without limitation, bonuses, equity awards, meeting fees, retainers or other compensation for his service on the Board.  On February 3, 2012, the Service Agreement was amended to provide for Mr. Braun’s service on the Board for periods after December 31, 2011.  Under the terms of the amended Service Agreement, Mr. Braun’s existing compensation terms were extended until the 2012 Annual Meeting of Stockholders.  For periods subsequent to the 2012 Annual Meeting, if any, the Company shall pay Mr. Braun such compensation and equity awards as are consistent with the Company’s then current Board Compensation Policy, provided that any annual and/or quarterly cash retainers shall be paid through the Company’s regular, bi-weekly payroll process.  In addition, Mr. Braun shall be entitled to participate in all group health and insurance programs available generally to senior executives of the Company.  While serving on the Board, Mr. Braun shall be treated as an employee for purposes of the Company’s stock incentive plans and any prior employment agreements which Mr. Braun had with the Company.

Certain Contractual Arrangements With Directors and Executive Officers

Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers and anticipates that it will enter into similar agreements with any future directors and executive officers.  Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director or executive officer.  The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or executive officer of the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified.  Under the indemnification agreements, a director or executive officer will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Certain Relationships and Related Transactions

The Company’s Audit Committee charter provides that the Audit Committee, or one or more of its members, has the authority and responsibility to review and, if appropriate, approve all proposed related party transactions.  For purposes of the Audit Committee’s review, a “related party transaction” is a transaction, arrangement or relationship between the Company and any Related Party where the aggregate amount will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Exchange Act).  A “Related Party” is: (i) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (ii) any immediate family member of a director, nominee for director or executive officer of the Company; (iii) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to the Company as a beneficial owner of more than five percent of the Company’s voting common stock (a “significant stockholder”); and (iv) any immediate family member of a significant stockholder.

When reviewing a related party transaction, the Audit Committee will take into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to:

•                  the material terms and conditions of the transaction or transactions;

•                  the Related Party’s relationship to the Company;

•                  the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction;

•                  the approximate dollar value of the transaction;

•                  the availability from other sources of comparable products or services; and

•                  an assessment of whether the transaction is on terms that are comparable to the terms available to the Company from an unrelated third party.

During 2011, the Company has not been a participant in any related party transactions.

PROPOSAL 1
ELECTION OF DIRECTORS

Veeco’s Certificate of Incorporation provides for a Board of Directors elected by the stockholders which is divided into three classes of Directors serving staggered terms.  Currently, the Board of Directors is comprised of eight members, consisting of two Class I Directors, two Class II Directors and four Class III Directors.  The Class III Directors are up for re-election in 2012, but Mr. Elftmann, currently a Class III Director, will not stand for re-election.  The Board has determined to reduce the size of the Board from eight to seven directors following the Annual Meeting.

Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following Directors for re-election to the classes noted below:

Name	Nominated for Re-Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Edward H. Braun	Class III	2015
Richard A. D’Amore	Class III	2015
Keith D. Jackson	Class III	2015

The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Roger D. McDaniel	Class I	2013
John R. Peeler	Class I	2013
Gordon Hunter	Class II	2014
Peter J. Simone	Class II	2014

Management does not contemplate that the nominees for Director will be unable to serve, but, if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons to fill the vacancy created thereby as the remaining members of the Board of Directors may recommend.

The Board of Directors recommends a vote FOR approval of the Director nominees named above.

MEMBERS OF THE BOARD OF DIRECTORS

The Directors of Veeco, and their ages, year they joined the Board and committee memberships as of March 16, 2012, are:

			Committee Membership
Name	Age	Director since	Audit	Compensation	Governance	Strategic Planning
Edward H. Braun	72	1990				Chair
Richard A. D’Amore	58	1990		X		X
Joel A. Elftmann	72	1994	X		Chair
Gordon Hunter	60	2010		X		X
Keith D. Jackson	56	2012
Roger D. McDaniel (A)	73	1998	X	Chair
John R. Peeler	57	2007				X
Peter J. Simone	64	2004	Chair		X

(A)                               Mr. McDaniel also serves as Presiding Director.

Edward H. Braun has been Chairman of Veeco since July 2007.  Prior thereto, he was Chairman and Chief Executive Officer of Veeco since January 1990.  Mr. Braun led a management buyout of a portion of Veeco’s predecessor in January 1990 to form the Company.  He joined the predecessor in 1966 and held numerous executive positions during his tenure there.  Mr. Braun is a Director Emeritus of Semiconductor Equipment and Materials International (SEMI), a trade association, of which he was Chairman of the Board in 1993.  He also serves on the boards of Axcelis Technologies, Inc. and Cymer, Inc.

Mr. Braun has been associated with Veeco and Veeco’s predecessor for over 40 years and brings to the Board extensive knowledge about our business operations and our served markets.  Mr. Braun also brings to the Board significant executive leadership and operational experience.  Mr. Braun’s prior business experience and board service, along with his long tenure at Veeco, give him a broad and extensive understanding of our operations and the proper role and function of the Board.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners, a venture capital firm, since 1994.  In addition, during the past five years, Mr. D’Amore served as a director of Phase Forward Incorporated and Solectron Corporation.

Mr. D’Amore brings a strong business background to Veeco, having worked in the venture capital field for over 30 years.  Mr. D’Amore has experience as a certified public accountant and gained substantial experience in overseeing the management of diverse organizations, having served as a board member on other public company boards and numerous private company boards.  As a result of this service, Mr. D’Amore has a broad understanding of the operational, financial and strategic issues facing public companies.  He has served on our Board for 20 years and through that service has developed extensive knowledge of our business.

Joel A. Elftmann is Chairman of the Board of Custom Fab Solutions LLC, a supplier to semiconductor capital equipment manufacturers.  Mr. Elftmann was a co-founder of FSI International Inc. and served as its Chairman and Chief Executive Officer from May 1991 through December 1999, and thereafter served as its Chairman until January 2002.  Mr. Elftmann was a co-founder of Metron Technology, N.V. (“Metron”), a distributor of semiconductor capital equipment, and served as Chairman and a Supervisory Director of Metron through December 2004 and as a director of Nortem, a company liquidated following the asset sale of Metron.  He currently serves as a director of Community Bank of Chaska and is also a Director Emeritus and former Chairman of the Board of Directors of SEMI.

Mr. Elftmann has founded and held management positions in a number of companies operating in the process equipment industry.  Mr. Elftmann has gained significant experience with international business and with operational and financial matters, including financial reporting.  He also has experience in overseeing the management of public and private companies, having served as a board member of public, private and non-profit boards.  He has been a director of Veeco for over 15 years and has a broad understanding of our business.

Gordon Hunter is Chairman, President and Chief Executive Officer of Littelfuse, Inc., a provider of circuit protection products and solutions.  He also serves on the Council of Advisors of Shure Incorporated.  Mr. Hunter has been a director of Littelfuse since June 2002 and became Chairman, President and Chief Executive Officer of Littelfuse in January 2005.  Prior to joining Littelfuse, Mr. Hunter was Vice President of Intel Communications Group and General Manager of Optical Products Group.  At Intel, Mr. Hunter was responsible for Intel’s access and optical communications business segments within the Intel Communications Group.  Prior to joining Intel in February 2002, he served as President of Elo TouchSystems, a subsidiary of Raychem Corporation.  Mr. Hunter also served in a variety of positions during a 20 year career at Raychem Corporation, including Vice President of Commercial Electronics and a variety of sales, marketing, engineering and management positions.  Mr. Hunter also serves on the Board of Littelfuse and CTS Corporation.

Mr. Hunter has substantial leadership and management experience, having served as the Chairman, President and Chief Executive Officer of Littelfuse and in various leadership roles at a of a number of other companies.  He has a strong background and valuable experience in the technology industry, gained from his tenure at Littelfuse, Intel and Raychem.  Mr. Hunter brings a broad understanding of the operational, financial and strategic issues facing public and private companies to the board as a result of his service on other public and private boards.

Keith D. Jackson is President and Chief Executive Officer of ON Semiconductor Corporation, appointed in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008.

Mr. Jackson has extensive international experience in product development, manufacturing, marketing and sales.  Mr. Jackson is uniquely qualified to bring strategic insight and industry knowledge to the Board, having served in numerous management positions in our industry.  In addition, Mr. Jackson brings to the Board his perspective as a director of other corporate boards.

Roger D. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., which manufactured chemical-mechanical planarization (“CMP”) equipment for the semiconductor industry, from 1997 to April 1999.  Through August 1996, Mr. McDaniel was Chief Executive Officer of MEMC Electronic Materials, Inc., a producer of silicon wafers.  Mr. McDaniel is a past Chairman of SEMI and also serves on the board of Entegris, Inc.

Mr. McDaniel has significant experience in the process equipment and materials industry, having served as chief executive officer at several companies operating in this field.  Mr. McDaniel has also served on public and private boards, both domestic and international, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  Mr. McDaniel’s in-depth knowledge of our business and his extensive management experience are important aspects of his service on the Board.

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007.  Prior thereto, he was Executive Vice President of JDS Uniphase Corp. (“JDSU”) and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler was appointed as President and CEO of Acterna in 2003.

Mr. Peeler has substantial industry and management experience, having served in senior management positions for the last 30 years culminating in his appointment as our Chief Executive Officer in 2007.  He has experience in managing diversified global companies and has a broad understanding of the challenges and opportunities facing public companies.

Peter J. Simone is a retired executive who currently serves as an independent consultant to several private companies and the investment community.  From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc.  From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology.  From April 1997 to January 2000, Mr. Simone served as President and Chief Executive Officer and a director of Xionics Document Technologies, Inc.  Prior thereto, Mr. Simone spent 17 years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, where he held various management positions, including president and director.  Mr. Simone is also a director of Cymer, Inc., Inphi Corporation, Monotype Imaging, Inc. and Newport Corporation.  Additionally, during the past five years, he served as a director of Sanmina-SCI Corporation.

Mr. Simone has held numerous executive positions in the technology and semiconductor industries.  Mr. Simone has also worked in the consulting field, advising private companies and the investment community.  Mr. Simone has served on a number of public and private boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  He brings significant financial and operational management, as well as financial reporting, experience to the Board.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the “Compensation Discussion and Analysis” below, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value.  Please read the “Compensation Discussion and Analysis” beginning on page 24 for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors.  Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2012.  Ernst & Young has been employed as the independent registered public accounting firm of Veeco since 1990.  Fees for the last two years were as follows:

	Year Ended December 31,
	2011	2010
Audit Fees	$1,179,694	$1,073,268
Audit-related Fees	174,400	273,072
Tax Fees	802,897	910,750
Total	$2,156,991	$2,257,090

Audit fees consisted of fees for professional services rendered for the audit of the Company’s consolidated financial statements, Sarbanes-Oxley Section 404 report and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.  Audit-related fees consisted of fees for accounting consultations and services related to employee benefit plan audits.  Tax fees consisted of fees for tax planning and advice related to international and transfer pricing tax issues.  The Company also reimbursed Ernst & Young $53,150 for out-of-pocket expenses incurred by Ernst & Young in performing the annual audit and tax services, which expenses included travel, lodging and meal expenses for on-site work.  The Company did not engage Ernst & Young to perform any work related to financial information systems design or implementation services during 2011 or 2010.

Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young, the Company’s independent registered public accounting firm.  The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.

All of the Ernst & Young fees for 2011 and 2010 shown above were pre-approved by the Audit Committee.

Independence Assessment by Audit Committee

The Company’s Audit Committee considered and determined that the provision of the services provided by Ernst & Young as set forth herein is compatible with maintaining Ernst & Young’s independence.

Representatives of Ernst & Young will be present at the Annual Meeting and may make a statement if they so desire.  They will also be available to respond to appropriate questions.

Stockholders are asked to ratify the action of the Board of Directors in making this appointment.  If this appointment is not ratified by the stockholders, the Audit Committee will reconsider the appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the Company’s and the stockholders’ best interests.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent objective oversight of the Company’s auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors.  The Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).  Management has the primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report on Form 10-K”) and the quarterly financial statements during 2011 with management, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.”  The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61, as amended by SAS 90, Communication with Audit Committees and PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements and related Independence Rule and Conforming Amendments.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the matters required to be discussed by SAS 90 and considered the compatibility of non-audit services with the auditors’ independence and satisfied itself as to the independence of the independent registered public accounting firm.

During 2011, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K filed with the SEC, as well as the Reports of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K).  These reports related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2012.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee held nine meetings during 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC.  The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Joel A. Elftmann

Roger D. McDaniel

Peter J. Simone (Chairman)

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of Veeco, and their ages, as of March 16, 2012, are as follows:

Name	Age	Position
John R. Peeler	57	Chief Executive Officer
David D. Glass	52	Executive Vice President and Chief Financial Officer
William J. Miller, Ph.D.	43	Executive Vice President, Process Equipment
Robert P. Oates	58	Executive Vice President, Data Storage
Peter Collingwood	51	Senior Vice President, Worldwide Sales and Service
John P. Kiernan	49	Senior Vice President, Finance, Corporate Controller and Treasurer

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007.  Prior thereto, he was Executive Vice President of JDSU and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler was appointed as President and CEO of Acterna in 2003.

David D. Glass has been Executive Vice President and Chief Financial Officer of Veeco since January 2010.  Prior to joining Veeco, Mr. Glass served in various senior executive positions with Rohm and Haas Company, a $10 billion global specialty materials company that was acquired in 2009 by The Dow Chemical Company.  These positions included serving from 2007 to January 2009 as Chief Financial Officer of Rohm and Haas’ $2 billion Electronic Materials division and Chief Financial Officer of the Rohm and Haas Asia-Pacific region, serving from 2003-2007 as Rohm and Haas’ Corporate Controller.  Prior thereto, Mr. Glass was President of Toso-Haas, a stand-alone joint venture between Rohm and Haas and Tosoh of Japan.

William J. Miller, Ph.D. has been Executive Vice President, Process Equipment since December 2011, and was Executive Vice President, Compound Semiconductor from July 2010 until December 2011. Prior thereto, he was Senior Vice President and General Manager of Veeco’s MOCVD business since January 2009.  Dr. Miller was Vice President, General Manager of Veeco’s Data Storage equipment business since January 2006.  He held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002.  Prior to joining Veeco, he held a range of engineering and operations leadership positions at Advanced Energy Industries.

Robert P. Oates has been Executive Vice President, Data Storage since January 2009 and was Executive Vice President, Process Equipment from January 2007 to January 2009 and Senior Vice President and General Manager, Process Equipment from January 2006 to January 2007.  Prior thereto, he was Senior Vice President of Veeco’s Data Storage Operations from October 2005 through January 2006, Vice President and General Manager of Veeco’s Ion Beam Process Equipment Group from September 2004 through September 2005, Vice President/Treasurer of Veeco from May 2002 to September 2004 and Vice President and General Manager of Veeco’s NeXray division from 1995 to May 2002.  Mr. Oates held various financial positions with Veeco and Veeco’s predecessor company from 1977 to 1995.

Peter Collingwood has been Senior Vice President, Worldwide Sales and Service since January 2009.  From October 2008 to December 2008, he was Vice President and General Manager for Veeco’s

European operations.  He joined Veeco from JDSU (formerly Acterna, which was formerly TTC), where he served as the Regional Vice President of Sales for Europe, Middle East and Africa for the Communications Test Division from April 2004 to December 2008.  Prior to that, he held various management positions at JDSU and JDSU’s predecessors from January 1987 to April 2004.

John P. Kiernan has been Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller since July 2005 and Treasurer since December 2011.  Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 through June 2005, Vice President and Corporate Controller from November 1998 to March 2001 and Corporate Controller from February 1995 to November 1998.  Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

COMPENSATION DISCUSSION AND ANALYSIS

Veeco’s compensation programs for the named executive officers (“NEOs”) listed in the Summary Compensation Table and the Company’s other executives are designed to aid in the attraction, retention and motivation of these employees.  The Company seeks to foster a performance-oriented culture through these compensation programs by linking a significant portion of each executive’s compensation to the achievement of performance targets important to the success of the Company and its shareholders.  This Compensation Discussion and Analysis describes Veeco’s current compensation programs and policies, which are subject to change.

Executive Compensation Strategy and Objectives

The Company’s executive compensation strategy is designed to deliver competitive, performance-based total compensation that reflects our culture and the markets we serve. The primary objectives of Veeco’s executive compensation programs are to attract, retain and motivate executives critical to the Company’s long-term growth and success resulting in the creation of increased shareholder value without subjecting shareholders to unnecessary and unreasonable risks.  To this end, the Company has adopted the following guiding principles:

a.                                      Performance-based:  Compensation levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the performance period.  Additionally, the ratio of performance-based compensation to fixed compensation should increase with the level of the executive, with the greatest amount of performance-based at-risk compensation at the CEO level.

b.                                      Shareholder-aligned:  Cash bonus metrics and equity-based compensation should represent a significant portion of potential compensation to more closely align the interests of executives with those of the shareholders.

c.                                       Fair and Competitive:  Compensation levels should be fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit.

Our compensation programs are comprised of four elements: base salary, cash bonus, equity-based compensation and benefits and perquisites.  Each of these programs are used to attract executives and reward them for performance results.  In addition to cash-based compensation, the Company uses equity-based compensation to (i) align the interests of executives with stockholders in the creation of long-term value, (ii) retain employees through the use of vesting schedules, and (iii) foster a culture of stock ownership. The Company provides cost-effective benefits and perquisites it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.

Additional information regarding each element of our compensation program is described below.

Process for Making Compensation Decisions

The Compensation Committee of the Board (the “Committee”) administers the Company’s compensation programs operating under a charter adopted by the Board of Directors.  This charter authorizes the Committee to interpret the Company’s compensation, equity and other benefit plans and establish the rules for their implementation and administration. The Committee consists of three non-employee directors who are appointed annually.  The Committee works closely with the Chief Executive

Officer (“CEO”) and the Senior Vice President, Human Resources and relies upon information provided by independent compensation consultants.

In making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies with which we compete for talent.  To this end, the Company utilizes a number of resources which, during 2011, included:  meetings with Compensation Strategies, Inc., an independent compensation consultant; compensation surveys prepared by Radford and Mercer; and executive compensation information compiled by Compensation Strategies, Inc. from the proxy statements of other companies, including a peer group.

In 2011, our peer group (the “Peer Group”) consisted of twenty-two companies.  Following the sale of our Metrology business, in October 2010, we revised the peer group for 2011 to reflect the current composition of our Company. As a result, eleven companies were removed from the Peer Group in 2011: Agilent Technologies, Inc., Asyst Technologies, Inc., Beckman Coulter, Inc., Bruker Corporation, FEI Company, GSI Group, Inc., Nanometrics Inc., PerkinElmer, Inc., Rudolph Technologies, Inc., Waters Corporation, and Zygo Corporation.  Following a review of companies operating in the same general industry as Veeco, nine companies were added to the Peer Group in 2011: Coho, Inc., Electro Scientific Industries, Inc., GT Solar International, Inc. (now known as GT Advanced Technologies, Inc.), Kulicke and Soffa Industries, Inc., MKS Instruments, Inc., Teradyne, Inc., Tessera Technologies, Inc., Ultra Clean Holdings, Inc., and Verigy Limited. The Peer Group consisted of the following companies:

Applied Materials Inc.	Lam Research Corporation
Axcelis Technologies Inc.	LTX Credence Corporation
Brooks Automation Inc.	MKS Instruments, Inc.
Coherent Inc.	Newport Corporation
Coho, Inc.	Novellus Systems, Inc.
Cymer, Inc.	Teradyne, Inc.
Electro Scientific Industries, Inc.	Tessera Technologies, Inc.
FSI International Inc.	Ultra Clean Holdings, Inc.
GT Advanced Technologies Inc.	Ultratech Inc.
KLA-Tencor Corporation	Varian Semiconductor Equipment Associates Inc.
Kulicke and Soffa Industries, Inc.	Verigy Limited

Compensation Strategies uses statistical regression techniques to adjust the market data to construct market pay levels that are reflective of Veeco’s size based on revenues.

The Company considers the executive compensation practices of the companies in its Peer Group and the Radford and Mercer surveys (collectively, the “market data”) as only one of several factors in setting compensation.  The Company does not target a percentile range within the Peer Group and instead uses the market data only as a reference point in its determination of the types and amount of compensation based on its own evaluation.  For 2011, total compensation of Veeco’s NEOs and other executives is believed to be generally within the 50th to 75th percentile of the market, although individuals may be compensated above or below this level based on various reasons, such as competitive factors, Veeco’s financial and operating performance and consideration of individual performance and experience.

In addition to reviewing the market data, the Committee meets with the Company’s CEO and Senior Vice President, Human Resources to consider recommendations with respect to the compensation packages for the NEOs and other executives.  These recommendations include base salary levels, cash bonus targets, equity compensation awards and benefit and perquisite programs.  The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs.

The Committee discusses the elements of the CEO’s compensation with him but makes the final decisions regarding his compensation without him present.  The Committee presents its recommendations to the full Board of Directors for final approval, without the CEO present.

Decisions regarding the Company’s compensation program elements are made by the Committee in regularly scheduled meetings.  The Committee also meets to consider ad hoc issues.  Issues of significant importance are frequently discussed over several meetings.  This practice provides the Committee with the opportunity to raise and address concerns before arriving at a decision.  Prior to each meeting, the Committee is provided with the written materials, information and analysis, as may be required to assist the Committee in its decision-making process.  To the extent possible, meetings of the Committee are conducted in person; where this is not possible, meetings are conducted telephonically.  The CEO and the Senior Vice President, Human Resources are regularly invited to attend Committee meetings. The Committee meets privately in executive sessions to consider certain matters, including, but not limited to, the compensation of the CEO.

Elements of Our Compensation Program

The Company seeks to achieve its compensation objectives through four key elements of compensation:

•                  Base Salary,

•                  Cash Bonus,

•                  Equity-based Compensation and

•                  Benefits and Perquisites.

Base Salary

The Company pays base salaries to attract executives and reward them for performance.  Base salaries are determined in accordance with the responsibilities of each executive, market data for the position and the executive’s experience and individual performance.  The Company considers each of these factors but does not assign a specific value to any one factor.  Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance management process.

In April 2011, following a review of the market data and individual performance results, including management’s recommendations, the Committee approved increases in base salary for Messrs. Glass and Collingwood and Dr. Miller.  Mr. Glass’s base salary was increased to $385,000 from $360,000.  Dr. Miller’s base salary was increased to $385,000 from $335,000.  Mr. Collingwood’s base salary was increased to $307,000 from $295,000.  Mr. Peeler’s base salary was increased to $700,000 from $630,000, based on a similar review of the market data and his individual performance.  The Committee formulated and presented a recommendation to increase Mr. Peeler’s base salary, as described above, to the full Board of Directors.  The Board approved this recommendation.

Cash Bonus Plans

The Company provides the opportunity for cash bonuses under its annual Management Bonus Plan and, in the case of sales executives including Mr. Collingwood, the Sales Commission Plan, to attract executives and reward them for performance consistent with the belief that a significant portion of the compensation of its executives should be performance-based.  As a result, individuals are compensated based on the achievement of specific financial and individual performance goals intended to correlate closely with shareholder value. The Company believes that the opportunity to earn cash bonuses motivates executives to meet Company performance objectives that, in turn, are linked to the creation of shareholder value.  The cost of bonus awards is factored into financial performance results before bonus results are determined, ensuring that the cost of our bonus plans is included in our financial results.  To help achieve our goal of retaining key talent, executives must generally be employees at the end of the applicable performance period to be eligible to receive a bonus for that period.

Target bonus awards under the Management Bonus Plan for each NEO are expressed as a percentage of base salary.  For 2011, the target bonus for the CEO was 100% and the annual target bonuses for Messrs. Glass, Oates and Collingwood and Dr. Miller were 70%, 60%, 30% and 60%, respectively.

In 2011, the Management Bonus Plan for the NEOs and all other executives was comprised of (i) the annual Management Incentive Plan, the target bonus for which is equal to 75% of each NEO’s Management Bonus Plan target bonus, and (ii) the quarterly Management Profit Sharing Plan, the target bonus for which is equal to 25% of each NEO’s Management Bonus Plan target bonus.

2011 Management Incentive Plan

In January 2011, the Committee adopted the Management Incentive Plan (the “MIP”) which was based on the financial performance of the Company as measured primarily by adjusted earnings before interest, income taxes and amortization, excluding certain items (“EBITA”).  EBITA is the financial measure used by the Company as the primary indicator of financial performance.  The MIP also incorporates secondary performance measures including: (1) revenue, (2) bookings, and (3) individual performance.

If EBITA results exceeded a pre-determined threshold for each business unit, MIP funding targets were adjusted, ranging from 50% of the target (for threshold performance) to 100% of the target (for target performance) to 200% (for maximum or greater performance).  No awards were earned under the MIP if EBITA results were less than the threshold performance level.

The adjusted MIP funding targets were divided into three secondary elements.  The weight for each element varied based on the maturity and objectives of the business unit or the Company as a whole.

Actual bonus awards under the MIP were based on these secondary elements, each as compared to targets, calculated independently and then added together.  Awards under the secondary performance elements could range from 70% of target for threshold performance to 100% for target performance and 150% for maximum or greater performance.  No award for a secondary element is earned for performance less than threshold. In the case of individual performance, awards may be decreased but not increased based on individual performance results.

Each of the NEOs MIP award was based on Veeco Consolidated results, other than Dr. Miller and Mr. Oates, whose MIP award was based on MOCVD and Data Storage results, respectively.

In accordance with the MIP, in the first quarter of fiscal 2012, the Committee compared actual performance to pre-established targets for each element of the plan for fiscal 2011 and bonus payments were calculated as follows: Each NEO’s MIP target was first modified by the performance of the primary element resulting in an adjusted funding target.  The adjusted funding target was then divided into three secondary elements, with weights as illustrated in the table below, and a bonus award for each element was calculated based on the comparison of actual results to the pre-established targets.  The final MIP award was the sum of the three secondary elements, each as adjusted for performance results. The following tables illustrate performance versus plan and the resulting bonus award and weight for each financial element:

	Primary Element
	EBITA
	Target	Plan Performance	Funding Target Adjustment
Veeco Consolidated	$338.409M	82.8%	64.3%
MOCVD	$300.000M	88.0%	66.8%
Data Storage	$49.277M	77.8%	63.1%

	Secondary Elements
	Revenue				Bookings
	Weight(1)	Target	Plan Performance	Bonus Award	Weight	Target	Plan Performance	Bonus Award
Veeco Consolidated	40%	$1,069.562M	91.3%	82.8%	20%	$1,100.543M	74.1%	70.7%
MOCVD	40%	$850.012M	91.6%	84.7%	20%	$823.738M	72.2%	0%
Data Storage	30%	$171.149M	88.4%	80.1%	30%	$184.268M	90.8%	88.3%

Individual performance carried a 40% weight for all business units.

Awards for a participant’s individual performance were based on results compared to goals set by the CEO at the beginning of the year in connection with the Company’s performance management process.  The CEO’s individual performance goals were set by the Board in the beginning of the year.  Mr. Peeler’s individual performance goals and bonus award is discussed in more detail in the section “Compensation of the Chief Executive Officer” below.

Mr. Peeler evaluated the individual performance of the other NEOs and executives by reviewing the goals set at the beginning of the year and determining the level of achievement of each goal.  The goals were not weighted and the award was considered on the totality of all of the individual performance results for each executive.  Individual performance results could range from zero to 100% for maximum performance.  After evaluation, Mr. Peeler made individual performance recommendations to the Committee, for each of the other NEOs, equal to 100%.

The individual goals for the NEOs (other than Mr. Peeler, whose goals are discussed in the section “Compensation of the Chief Executive Officer” below) are described in the table below.

NEO	Position		2011 Individual Performance Goals

D. Glass	Executive Vice President and Chief Financial Officer	1.	Implement best practice systems, processes and reporting throughout the Finance organization.
		2.	Strengthen global IT infrastructure to support the Company’s growth initiatives.
		3.	Increase deployment of Financial leadership in high growth markets.
		4.	Development of leadership and organization.

W. Miller	Executive Vice President, Process Equipment	1.	Grow market share.
		2.	Successful launch of new products and upgrades.
		3.	Development of leadership and organization.
		4.	Increase service revenue.
		5.	Implement common product lifecycle process.

R. Oates	Executive Vice President, Data Storage	1.	Increase market share.
		2.	Identify new market opportunities.
		3.	Launch refurbished products business.
		4.	Implement common product lifecycle process.
		5.	Development of leadership and organization.

NEO	Position		2011 Individual Performance Goals
P. Collingwood	Senior Vice President, Worldwide Sales & Service	1.	Exceed bookings goals.
		2.	Strengthen after-market services business.
		3.	Development of leadership and organization.

As a result of financial performance for EBITA, revenue and bookings and individual performance, Messrs. Peeler, Glass, Oates, Collingwood and Dr. Miller earned MIP awards for 2011 of $294,614, $113,426, $98,109, $38,763 and $85,506, respectively.

2011 Management Profit Sharing Plan

In January 2011, the Committee approved the 2011 Management Profit Sharing Plan (the “MPSP”). Awards under the MPSP were earned when quarterly Company EBITA results were at least 5% of revenue for the period, in which case a pool comprised of 0.9% of EBITA (as determined in January 2011 based on the sum of the target profit sharing bonuses for all participants and planned 2011 EBITA) was funded.  Awards to participants were made from this pool in accordance with their target bonus amounts. The Company’s 2011 quarterly EBITA (as a percentage of Company revenue) and the profit sharing award for each quarter (as a percentage of the target bonus) are set forth in the chart below.

	Q1	Q2	Q3	Q4
EBITA (as % of Revenue)	32.9%	30.0%	29.2%	20.5%
Award (as % of Target Bonus)	196.0%	163.9%	177.4%	87.7%

Under the MPSP, Messrs. Peeler, Glass, Oates and Collingwood and Dr. Miller earned 2011 awards of $265,159, $103,244, $89,535, $35,576 and $86,657, respectively.

Sales Commission Plan

The Company’s Sales Commission Plan provides eligible participants, including Mr. Collingwood, with an opportunity to earn cash commissions based on the achievement of sales objectives, or quotas.  Mr. Collingwood’s 2011 target under the Sales Commission Plan was $110,000, which was based on a quota of $1,150,700,000.  For 2011, 25% of commissions are earned at the time of booking, with the balance earned upon revenue recognition.

Mr. Collingwood’s quota was established in early 2011.  Mr. Collingwood achieved 71% of his quota which will result in commissions of $78,061 upon completion of revenue recognition.

2011 Cash Bonus Awards

Under the 2011 Cash Bonus Plans, Messrs. Peeler, Glass, Oates and Collingwood and Dr. Miller earned 2011 awards of $559,773, $216,670, $187,644, $152,400 and $172,163, respectively.

2012 Cash Bonus Plans

On January 25, 2012, the Committee approved the 2012 Management Bonus Plan (the “2012 MBP”).  The 2012 MBP consists of the Management Incentive Plan (the “2012 MIP”) and the Management Profit Sharing Plan (the “2012 MPSP”).  As in prior years, the 2012 MIP and the 2012 MPSP will constitute 75% and 25%, respectively, of each participant’s annual 2012 MBP total target bonus.

2012 Management Incentive Plan

The structure of the 2012 MIP is unchanged from 2011 provided, however, that for 2012, the Committee approved the adoption of semi-annual performance periods for financial metrics, weighted 50% for the first half of the year and 50% for the second half of the year.  The financial metrics under the 2012 MIP for the first half of the year were established by the Committee in January 2012.  The financial metrics for the second half of the year will be established by the Committee in June 2012.

2012 Management Profit Sharing Plan

In accordance with the 2012 MPSP, the Committee approved a funding rate of 2.36% of EBITA for the first half of the year (as determined in January 2012 based on the sum of the target profit sharing bonuses for all participants and planned first half 2012 EBITA).  The funding rate for the second half of the year will be established by the Committee in June 2012.  The 2012 MPSP awards, if any, will be awarded quarterly when the Company’s quarterly EBITA results are at least 5% of revenue for the period.

Equity-Based Compensation

The Company believes that a substantial portion of an executive’s compensation should be awarded in equity since equity-based compensation is directly linked to shareholder interests.  The Company grants equity-based awards, such as stock options and restricted stock or restricted stock units (“restricted stock”), to the NEOs and certain other key employees to create a clear and meaningful alignment between compensation and shareholder return and to enable the NEOs and other employees to develop and maintain a stock ownership position.  Equity-based awards vest over time and are subject to the recipient’s continued employment and therefore act as a significant incentive for the employee to remain with the Company.

The Company uses a combination of stock option grants and restricted stock awards as elements of a cost effective long-term incentive compensation strategy.  Because stock options have value to the holder only if the Company’s stock price increases, the Committee believes that higher-level executives should receive a greater portion of long term incentive in the form of stock options. The Committee believes that restricted stock awards are an effective means for creating stock ownership among the Company’s executives and key employees.

The Company considered several factors in the design of the 2011 annual equity award process.  Long term incentive compensation guidelines, denominated as a dollar value and based on the market data (as discussed above), were developed for each of the NEOs and the other executives.  The Company determined the value of its stock options based on the Black-Scholes option valuation methodology.  Restricted stock awards were valued at fair market value.  The guideline value for each NEO was then split between stock options and restricted stock awards with a designated ratio.

The actual number of stock options or restricted stock awards granted to each individual is based on several factors including, but not limited to, a fixed budget for awards of both stock options and restricted stock awards, the Company’s guidelines (as described above), the individual’s level of responsibility, past performance and ability to affect future Company performance and recent noteworthy achievements.  The CEO applied these factors, in a review of each of his direct reports, and made equity award recommendations to the Committee.  The CEO discussed the rationale for his recommendations with the Committee.  The Committee then approved a schedule setting forth all awards to all employees, on an individual-by-individual basis.

On June 9, 2011, the Committee granted stock option and performance-based restricted stock awards to the NEOs and on December 1, 2011, the Committee granted Dr. Miller stock options and restricted stock awards in connection with the change in his responsibility as Executive Vice President of Process Equipment, as follows:

		Stock Options		Restricted Stock
Name	Date of Grant	Amount	Exercise Price	Amount	Fair Market Value Per Share
John Peeler	6/9/11	31,700	$51.70	16,600	$51.70
David Glass	6/9/11	12,900	$51.70	6,800	$51.70
William Miller	6/9/11	12,900	$51.70	6,800	$51.70
	12/1/11	15,000	$24.89	7,500	$24.89
Robert Oates	6/9/11	6,000	$51.70	3,100	$51.70
Peter Collingwood	6/9/11	7,000	$51.70	3,500	$51.70

The Committee considered the following factors in determining the equity awards for each NEO.  Stock option awards and restricted stock grants to Mr. Peeler are discussed under “Compensation of the Chief Executive Officer” below.  In determining the award to Mr. Glass, the committee took into account his leadership of the Company’s finance function, the positive contributions he made to the Company over the past year and the total value of his compensation when compared to market data.  Dr. Miller’s 2011 equity awards were determined after taking into account his continued strong contributions to the Company’s Compound Semiconductor and Solar Equipment business units and the total value of his compensation when compared to market data.  Mr. Collingwood’s 2011 equity awards reflect his significant contributions to the Company’s global sales and services organization over the past year and the total value of his compensation when compared to market data.  Mr. Oates’ 2011 equity awards were determined after taking into account his contributions to the Company’s Data Storage business and the total value of his compensation package compared to market data for his role.

Stock option awards, including those granted in 2011, reflect an exercise price equal to the closing price of Veeco common stock on the trading day prior to the grant date, have a term of ten years from the grant date and, subject to the recipient’s continued employment, become exercisable over a three year period with one third of the award becoming exercisable on each of the first three anniversaries of the grant.  Restricted stock awards generally vest, and are no longer subject to risk of forfeiture, subject to the recipient’s continued employment, over a four year period with one third of the award vesting on the second anniversary of the grant and an additional one third of the award becoming vested on each of the next two anniversaries.  All of the restricted stock awards granted to the NEOs on June 9, 2011are subject to the achievement of designated performance criteria.

Except as otherwise set forth in the employment agreement between the Company and Mr. Peeler, restricted stock awards granted in June 2008 vest 100% on the fifth anniversary of the grant and were subject to accelerated vesting based on the achievement of certain two-year cumulative financial performance objectives, in which case one third of the award would have vested on February 9, 2010, the second third would have vested on January 1, 2011 and the final third would have vested on January 1, 2012.  As a result of 2008 and 2009 financial performance, the Company has determined that the vesting will not be accelerated under these provisions.  Concerned that the resulting five-year vesting schedule, coupled with the fact that most outstanding stock options were significantly underwater, would reduce the retention incentive of outstanding equity awards to the NEOs and other employees, the Committee approved a three-year vesting schedule for the May 2009 restricted stock awards with one-third of each award vesting on each of the first three anniversaries of the date of grant, subject to the recipient’s continued employment.  The restricted stock awards granted in June 2010 (other than the awards to Mr. Peeler and Mr. Glass) are subject to the general vesting schedule of four years, with one third of the award vesting on the second anniversary of the grant and an additional one third becoming exercisable on each of the next two anniversaries of the grant.  Based on achievement of pre-determined performance goals, one third of the restricted stock awards granted to Messrs. Peeler and Glass in June 2010 vested on August 2, 2011 and the remaining two thirds will vest on each of the next two anniversaries.

The Committee typically approves annual equity awards at a scheduled meeting, held during the two month period following the annual meeting of stockholders and during an open trading window under the Company’s Securities Trading Policy.  The 2011 equity awards were approved by the Committee in accordance with this practice and the number of stock options and restricted shares awarded to each employee, including the NEOs, was determined on this date.  As with all equity awards, the stock option exercise price is the closing price of Veeco common stock on the trading day prior to the grant date ($51.70 for stock options granted on June 9, 2011, and $24.89 for stock options granted to Dr. Miller on December 1, 2011).  The Committee has not granted, nor does it intend to grant, equity compensation to executives in anticipation of the release of material nonpublic or other information that could result in changes to the price of the Company’s stock.  Furthermore, the Committee has not “timed,” nor does it intend to “time,” the release of material nonpublic information based on equity award grant dates.

Say-on-Pay

Our Board of Directors, the Committee and our management value the opinions of our stockholders. At the 2011 annual meeting of stockholders, more than 97% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation. The Board of Directors and the Committee reviewed the final vote results and we did not make any changes to our executive compensation program as a result of the vote results. We have determined that our stockholders should vote on a say-on-pay proposal each year.

Benefits and Perquisites

The Company provides the benefits and perquisites to its executive officers that it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.  The Committee periodically reviews the levels of benefits and perquisites provided to executive officers.  The NEOs participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly-situated employees.  The Company provides a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar an eligible employee contributes, up to the lesser of 6% of such employee’s eligible compensation and $3,000.  The plan calls for vesting of Company contributions over the initial five years of a participant’s employment with the Company.  The Company also provides group term life insurance for its employees, including the NEOs.  The amounts of the Company’s 401(k) matching contributions and group term life insurance premiums for the NEOs are included under the caption “All Other Compensation” in the Summary Compensation Table appearing in this Proxy Statement.  The Company also provides a car allowance for each of the NEOs.  Such amounts are also included under the caption “All Other Compensation” in the Summary Compensation Table.  The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits, defined or supplemental pension benefits or deferred compensation arrangements.

The Company adopted, in early 2009, the Senior Executive Change in Control policy intended to provide specified executives, including Messrs. Oates and Collingwood, with certain severance benefits in the event that their employment is terminated under qualifying circumstances related to a Change in Control.  The Committee recognizes that, as is the case for most publicly held companies, the possibility of a change in control exists, and the Company wishes to ensure that the NEOs are not disincentivized from discharging their duties in respect of a proposed or actual transaction involving a change in control. Accordingly, the Company wanted to provide additional inducement for such NEOs to remain in the employ of the Company.  Before approving the policy, the Committee reviewed similar practices at peer companies and a tally sheet illustrating the value of the benefits provided to each covered employee under the policy.

Compensation of the Chief Executive Officer

Mr. Peeler’s compensation for 2011, which is consistent with the compensation objectives expressed herein and determined in connection with his hiring in 2007, was designed to successfully recruit him to and retain him at Veeco.  His package originally reflected compensation at his previous employer, including its efforts to retain him, and a review of the market data for CEO compensation.  The principal elements of Mr. Peeler’s compensation package include:  (i) a base salary of $600,000 (which was increased to $700,000 in 2011, as discussed above); (ii) eligibility for an annual Management Bonus Plan award equal, at target, to 100% of his base salary; and (iii) a car allowance of $1,500 per month.  In addition, the Company reimburses Mr. Peeler’s reasonable housing and related transportation expenses, including a tax gross-up for these amounts.  Such amounts, including the tax gross-up, shall not exceed $100,000.  For 2011, the actual expenses associated with Mr. Peeler’s housing and transportation allowance were approximately $49,280 (which amount, when grossed-up for tax purposes, totaled approximately $95,912).

For 2011, Mr. Peeler received a bonus of $294,614, representing 56.1% of his Management Incentive Plan target. This amount was based on Veeco Consolidated EBITA, revenue and bookings each as compared to pre-determined targets and a review of his performance against individual objectives.  His individual performance objectives included:  (1) Grow market share in the Company’s high-growth markets; (2) Maintain the value of our legacy businesses; (3) Improve profitability and customer satisfaction; (4) Develop the leadership team and the Company’s culture.  The Committee evaluated Mr. Peeler’s performance in executive session and formulated and presented a recommendation to award Mr. Peeler 100% of the value for individual performance to the full Board of Directors.  The Board approved this recommendation.  Mr. Peeler’s Management Incentive Plan award will be paid in March 2012.

Under the terms of the quarterly 2011 Management Profit Sharing Plan, Mr. Peeler received $77,183, $71,715, $77,613 and $38,649 for the first, second, third and fourth quarters of 2011, representing 196.0%, 163.9%, 177.4% and 88.3%, respectively, of his profit sharing target for the first, second, third and fourth quarters of 2011.  Profit-sharing awards were based on EBITA results.

Mr. Peeler’s 2011 equity compensation was comprised of a combination of stock options and performance-based restricted stock.  In conjunction with an analysis of Mr. Peeler’s total compensation package, and taking into consideration market data, his strong performance during 2010 and the importance of retaining him, the Committee formulated an equity compensation recommendation, proposed this recommendation to the full Board of Directors, and on June 9, 2011, Mr. Peeler received a performance-based restricted stock award of 16,600 shares of Veeco common stock and was granted a stock option award to purchase 31,700 shares of Veeco common stock, the combined value of which was consistent with the equity compensation practices described above.  Mr. Peeler’s stock options have an exercise price equal to the closing price of Veeco common stock on the trading day prior to the grant date and are subject to the same terms as the Company’s other stock option awards, as described above.

The Committee reviewed a tally sheet setting forth the components of compensation for Mr. Peeler, including base salary, annual incentive bonus, stock option and restricted stock grants, potential stock option and restricted stock gains, the dollar value to Mr. Peeler and cost to the Company of all perquisites and other personal benefits.  Based on its review, the Committee concluded that Mr. Peeler’s compensation, in the aggregate, is reasonable and appropriate in light of our desire to retain him, the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance.

Compensation of the Chief Financial Officer

On January 5, 2010, Veeco announced that David D. Glass would join the Company as Executive Vice President and Chief Financial Officer.  In connection with his appointment, the Company entered into an agreement with Mr. Glass, effective January 18, 2010.  Pursuant to the terms of the agreement, Mr. Glass will be paid an annual base salary of $360,000 (which was increased to $385,000 in 2011, as described above).  He is eligible to participate in the Company’s Management Bonus Plan, with a target bonus of 70% of base salary; amounts payable under the plan were pro-rated to reflect his actual start date for his first year of service.  Mr. Glass received a sign-on bonus in the gross amount of $150,000.

Upon commencing his employment, Mr. Glass received 25,000 shares of restricted stock that will vest over four years, with one-third of the total award vesting on each anniversary of the date of grant, beginning with the second anniversary and stock options to purchase 50,000 shares of common stock that will vest over three years, with one-third of the options becoming exercisable on each of the first three anniversaries of the grant date.

Mr. Glass also receives a car allowance of $700 per month and was eligible for relocation assistance to move him and his family from Exton, Pennsylvania to the Long Island, New York area as well as a temporary living allowance to assist him with duplicate housing costs for up to the first twelve months of his employment with Veeco.  In January 2011, the Company provided Mr. Glass with an additional six months of temporary living allowance in lieu of providing future relocation assistance.  Mr. Glass is eligible for certain severance benefits in the event his employment is terminated by the Company without cause or by him for good reason, including 18 months of salary continuation and extended stock option exercise rights for up to 12 months following separation, not to exceed the expiration date of the option.  Mr. Glass has been named as a participant in the Company’s Senior Executive Change in Control policy.

Other Employment Agreements

Letter Agreement with Dr. Miller

On January 30, 2012, the Company entered into a letter agreement with Dr. Miller in connection with his recent promotion to the position of Executive Vice President, Process Equipment.  The letter agreement provides that Dr. Miller will be paid an annual base salary of $415,002.  He will be eligible to participate in the Company’s Management Incentive Plan, with a target bonus of 70% of base salary.  Dr. Miller will also be eligible for certain severance benefits in the event his employment is terminated by the Company without cause or by him for good reason, including 52 weeks of salary continuation, subsidized COBRA contributions during the period of salary continuation and extended stock option exercise rights for up to 12 months following separation, not to exceed the expiration date of the option.  Dr. Miller was previously named as a participant in the Company’s Senior Executive Change in Control policy.

Financial and Tax Considerations

In designing our compensation programs, the Company takes into account the financial impact and tax effects that each element will or may have on the Company and the executives.  Section 162(m) of the Code limits Veeco’s tax deduction to $1,000,000 per year for compensation paid to each of the NEOs, unless certain requirements are met.  The Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

Attracting and retaining talented and motivated management and key employees is essential to creating long-term shareholder value.  Offering a competitive, performance-based compensation program with a substantial equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of shareholders.  We believe that Veeco’s 2011 compensation program met these objectives and that the Company’s 2012 compensation program is appropriate in light of the challenges facing the Company and its employees.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Veeco specifically incorporates it by reference into a document file under the Securities Act or Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2011.  Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in Veeco’s Proxy Statement for its 2012 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Richard A. D’Amore

Gordon Hunter

Roger D. McDaniel (Chairman)

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2011 to (a) the principal executive officer of Veeco, (b) the principal financial officer of Veeco, (c) each of the next three most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year (the “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
John R. Peeler CEO	2011 2010 2009	681,154 621,923 580,231	— — —	858,220 358,365 441,000	741,194 1,516,668 1,563,924	559,773 2,000,461 1,004,858	117,944 126,283 68,471	2,958,285 4,623,700 3,658,484

David D. Glass EVP and CFO (6)	2011 2010	378,269 339,231	— —	351,560 882,760	301,622 1,068,550	216,670 765,478	76,284 279,431	1,324,406 3,335,450

William J. Miller, Ph.D. EVP, Process Equipment (7)	2011 2010	371,538 306,959	— 150,000	538,235 238,910	468,062 736,770	172,163 842,353	11,640 11,640	1,561,639 2,286,633

Robert P. Oates EVP, Data Storage	2011 2010 2009	381,600 381,600 376,102	— — —	160,270 61,434 88,200	140,289 210,249 208,523	187,644 592,844 612,781	12,432 12,432 11,972	882,235 1,258,560 1,297,578

Peter Collingwood SVP, Worldwide Sales and Service (8)	2011 2010 2009	290,625 286,339 257,492	— — —	180,950 119,455 217,220	163,671 463,626 267,966	152,401 362,234 350,037	467,220 478,124 20,562	1,254,867 1,709,777 1,113,277

(1)         For 2010, reflects a special incentive bonus for Dr. Miller for achievement of a specified MOCVD revenue level in 2010.  All other bonuses were either performance-based bonuses pursuant to the Company’s Management Bonus Plan, Management Profit Sharing Plan or the Special Profit Sharing Plan, which are reflected under the column labeled “Non-Equity Incentive Plan Compensation,” or signing bonuses, which are reflected under the column labeled “All Other Compensation,” in accordance with SEC rules.

(2)         Reflects awards of restricted stock.  In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the stock awards.  The amounts shown relate to the following stock awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
5/18/2009	$8.82	J. Peeler	50,000
		W. Miller	11,000
		R. Oates	10,000
		P. Collingwood	11,000

6/18/2009	$12.02	P. Collingwood	10,000

1/18/2010	$32.58	D. Glass	25,000

6/11/2010	$34.13	J. Peeler	10,500
		D. Glass	2,000
		W. Miller	7,000
		R. Oates	1,800
		P. Collingwood	3,500

6/9/2011	$51.70	J. Peeler	16,600
		D. Glass	6,800
		W. Miller	6,800
		R. Oates	3,100
		P. Collingwood	3,500

12/1/2011	$24.89	W. Miller	7,500

(3)         In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the option awards.  Assumptions used in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2012 (the “Consolidated Financial Statements”).  The amounts shown relate to the following option awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
5/18/2009	$4.31	J. Peeler	150,000
		W. Miller	20,000
		R. Oates	20,000
		P. Collingwood	20,000

6/18/2009	$5.94	P. Collingwood	10,000

6/29/2009	$6.12	J. Peeler	150,000
		W. Miller	20,000
		R. Oates	20,000
		P. Collingwood	20,000

1/18/2010	$15.98	D. Glass	50,000

6/11/2010	$17.97	J. Peeler	84,400
		D. Glass	15,000
		W. Miller	41,000
		R. Oates	11,700
		P. Collingwood	25,800

6/9/2011	$23.38	J. Peeler	31,700
		D. Glass	12,900
		W. Miller	12,900
		R. Oates	6,000
		P. Collingwood	7,000

12/1/2011	$11.10	W. Miller	15,000

(4)         Reflects profit-sharing and cash bonuses paid under the Company’s Management Profit Sharing Plan, Management Bonus Plan and Special Profit Sharing Plan and commissions. Profit-sharing, bonuses and commissions listed for a particular year represent amounts earned with respect to such year even though all or part of such amount may have been paid during the first quarter of the following year.  These amounts are comprised of the following:

Name	Year	Profit Sharing Plan ($)	Bonus Plan ($)	Special Profit Sharing Plan ($)	Commissions ($)		Total Non- Equity Incentive Plan Compensation ($)
J. Peeler	2011 2010 2009	265,159 400,617 170,138	294,614 1,228,501 225,000	— 371,343 609,720			559,773 2,000,461 1,004,858

D. Glass	2011 2010	103,244 157,516	113,426 466,847	— 141,115			216,670 765,478

W. Miller	2011 2010	86,657 121,415	85,506 391,950	— 328,988			172,163 842,353

R. Oates	2011 2010 2009	89,535 146,371 64,925	98,109 446,473 85,860	— — 461,996			187,644 592,844 612,780

P. Collingwood	2011 2010 2009	35,576 56,283 30,134	38,763 172,612 23,900	— 52,176 85,652	78,061 81,162 208,878	*	152,400 362,234 350,037

* A portion of this amount ($21,830) reflects commissions that may be earned by Mr. Collingwood upon the recognition of revenue in 2012 associated with orders booked in 2011.

(5)         All Other Compensation for 2011 consists of car allowance, 401(k) matching contribution, premiums for group term life insurance, relocation\housing allowance, in the case Mr. Collingwood, car lease payments and Veeco-funded tax payments (which include Veeco-funded tax payments made in 2012 for 2011).

Name	Car Allowance \ Lease ($)	401(k) Matching Contribution ($)	Premium for Group Term Life Insurance ($)	Relocation \ Housing Allowance ($)		Veeco- Funded Tax Payments ($)	Separation Payments ($)	Total Other Compensation ($)
J. Peeler	18,000	3,000	1,032	95,912	*			117,944
D. Glass	8,400	3,000	552	64,332				76,284
W. Miller	8,400	3,000	240					11,640
R. Oates	8,400	3,000	1,032					12,432
P. Collingwood	15,000		700	99,896		351,624		467,220

* A portion of this amount ($48,636) reflects payments in 2011 to make up for the underpayment of relocation\housing allowance in 2007, 2008 and 2009.

(6)         Mr. Glass joined Veeco as Executive Vice President and Chief Financial Officer on January 18, 2010.

(7)         Dr. Miller was appointed as an executive officer of Veeco during 2010.  He was not an executive officer of Veeco during 2009.

(8)         Mr. Collingwood joined Veeco as Vice President and General Manager for Veeco’s European operations on October 6, 2008.  During 2009, Mr. Collingwood was based in the Company’s United Kingdom office.  Payments to Mr. Collingwood during 2009 were originally denominated in Great Britain Pounds (GBP).  Except where otherwise noted, the amounts paid to Mr. Collingwood reflected herein and throughout this Proxy Statement were converted into U.S. dollars at the rate of 0.6411 GBP = US$1.00 for 2009, which was the average exchange rate during 2009.  During 2010 and 2011, he was based in the Company’s New York office and paid in United States dollars.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants to each NEO during 2011 of stock options, shares of restricted stock and restricted stock units made under the Company’s 2010 Stock Incentive Plan (the “2010 Plan”).  The option, restricted stock and restricted stock unit awards are also included in the Stock Awards and Option Awards columns of the Summary Compensation Table.  The options granted under the 2010 Plan have a ten-year life.  The options vest one third per year on each of the first, second and third anniversaries of the date of grant.  One third of the shares of restricted stock vest on each of the second, third and fourth anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Market Price on Date of Grant	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh) (2)	($/Sh) (3)	Option Awards ($)
J. Peeler	6/9/2011				16,600				858,220
	6/9/2011					31,700	51.70	51.92	741,194

D. Glass	6/9/2011 6/9/2011				6,800	12,900	51.70	51.92	351,560 301,622

W. Miller	6/9/2011				6,800				351,560
	6/9/2011 12/1/2011				7,500	12,900	51.70	51.92	301,622 186,675
	12/1/2011					15,000	24.89	25.14	166,440

R. Oates	6/9/2011 6/9/2011				3,100	6,000	51.70	51.92	160,270 140,289

P. Collingwood	6/9/2011 6/9/2011				3,500	7,000	51.70	51.92	180,950 163,671

(1)         During 2011, the Company made awards under its annual Management Bonus Plan.  These bonuses, which were earned during 2011and paid during the first quarter of 2012, are reflected in the Summary Compensation Table under the Column entitled Non-Equity Incentive Plan Compensation.  Aside from these awards, the Company did not grant long-term cash or other non-equity incentive plan awards.

(2)         The exercise price reflects the closing price of Veeco common stock on the trading day immediately preceding the grant date, as provided under the terms of the 2010 Plan.

(3)         Reflects the closing market price of Veeco common stock on the date of grant for dates, if any, on which the option exercise price was less than the closing price on the date of grant.  Under the 2010 Plan, option exercise prices are based on the closing price on the trading day immediately preceding the date of grant.  The date-prior closing price was originally chosen when the 2010 Plan was adopted to facilitate administration of the plan, approval and issuance of awards and reporting of awards under applicable SEC rules.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain information as of December 31, 2011, concerning unexercised options and stock awards including those that had been granted but not yet vested as of such date for each of the NEOs.  The value of stock awards shown below is based upon the fair market value of the Company’s common stock on December 31, 2011, which was $20.80 per share.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J. Peeler	83,334 58,334 50,000 100,000 28,133	50,000 50,000 56,267 31,700	20.74 17.48 8.82 12.36 34.13 51.70	6/30/2014 6/11/2015 5/17/2016 6/28/2016 6/10/2020 6/8/2021	16,667 7,000 16,600	346,674 145,600 345,280

D. Glass	5,000	33,334 10,000 12,900	32.58 34.13 51.70	1/17/2017 6/10/2020 6/8/2021	25,000 1,334 6,800	520,000 27,747 141,440

W. Miller	1,000 3,334 5,834 6,667 6,667 13,666	6,667 6,667 27,334 12,900 15,000	18.11 16.37 17.48 8.82 12.36 34.13 51.70 24.89	6/7/2014 11/8/2014 6/11/2015 5/17/2016 6/28/2016 6/10/2020 6/8/2021 11/30/2021	4,500 3,667 7,000 6,800 7,500	93,600 76,274 145,600 141,440 156,000

R. Oates	18,000 6,833 6,833 3,900	6,667 6,667 7,800 6,000	17.48 8.82 12.36 34.13 51.70	6/11/2015 5/17/2016 6/28/2016 6/10/2020 6/8/2021	7,500 3,334 1,800 3,100	156,000 69,347 37,440 64,480

P. Collingwood	6,667 1 3,333 6,667 8,600	6,667 3,334 6,667 17,200 7,000	12.38 8.82 12.02 12.36 34.13 51.70	10/5/2015 5/17/2016 6/17/2016 6/28/2016 6/10/2020 6/8/2021	3,334 3,667 6,667 3,500 3,500	69,347 76,274 138,674 72,800 72,800

(1)         The options which are not yet vested will vest one third per year on each of the first, second and third anniversaries of the date of grant.  The shares of restricted stock which are not yet vested will vest (i) with respect to awards granted in 2010, one third per year on each of the second, third and fourth anniversaries of the date of grant, (ii) with respect to awards granted in 2009, one third per year on each of the first, second and third anniversaries of the date of grant and (iii) with respect to awards granted in 2008, on the fifth anniversary of the date of grant, except for the awards to Mr. Collingwood, one third of which vests on each of the second, third and fourth anniversaries of the date of grant in accordance with agreements entered into in connection with his initial hiring.  The June 2010 restricted stock awards to Messrs. Peeler and Glass were in the form of performance restricted stock units.  The June 2011 restricted stock awards to all NEOs were in the form of performance restricted stock awards.  If the designated performance criteria is met, then one third of these units or awards, as the case may be, will vest on the date on which the performance criteria is determined to have been met and one third will vest on each of the first and second anniversaries of such date.  The performance criteria established for the 2010 performance restricted stock units was met by both Messrs. Peeler and Glass and vesting associated with these awards has begun.  The grant dates for the awards shown above which have not yet vested are as follows:

(the following table is part of footnote (1) to the Outstanding Equity Awards at Fiscal Year End table above)

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#)	Restricted Stock Grant Date
J. Peeler	50,000	8.82	5/18/2009	16,667	5/18/2009
	50,000	12.36	6/29/2009	7,000	6/11/2010
	56,267	34.13	6/11/2010	16,600	6/9/2011
	31,700	51.70	6/9/2011

D. Glass	33,334	32.58	1/18/2010	25,000	1/18/2010
	10,000	34.13	6/11/2010	1,334	6/11/2010
	12,900	51.70	6/9/2011	6,800	6/9/2011

W. Miller	6,667	8.82	5/18/2009	4,500	6/12/2008
	6,667	12.36	6/29/2009	3,667	5/18/2009
	27,334	34.13	6/11/2010	7,000	6/11/2010
	12,900	51.70	6/9/2011	6,800	6/9/2011
	15,000	24.89	12/1/2011	7,500	12/1/2011

R. Oates	6,667	8.82	5/18/2009	7,500	6/12/2008
	6,667	12.36	6/29/2009	3,334	5/18/2009
	7,800	34.13	6/11/2010	1,800	6/11/2010
	6,000	51.70	6/9/2011	3,100	6/9/2011

P. Collingwood	6,667	8.82	5/18/2009	3,334	10/6/2008
	3,334	12.02	6/18/2009	3,667	5/18/2009
	6,667	12.36	6/29/2009	6,667	6/18/2009
	17,200	34.13	6/11/2010	3,500	6/11/2010
	7,000	51.70	6/9/2011	3,500	6/9/2011

Options Exercises and Stock Vested During 2011

The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
J. Peeler	108,333	4,337,135	36,834	1,875,376
D. Glass	16,666	318,082	666	26,007
W. Miller	—	—	5,334	237,157
R. Oates	—	—	3,333	172,116
P. Collingwood	6,666	292,425	10,333	446,838

(1)         Includes the following shares of stock surrendered to the Company and/or sold to satisfy tax withholding obligations due upon the vesting of restricted stock:

Name	Number of Shares Withheld and/or Sold for Tax Withholding (#)
J. Peeler	18,131
D. Glass	242
W. Miller	1,933
R. Oates	1,208
P. Collingwood	4,262

Equity Compensation Plan Information

The Company maintains the Veeco 2010 Stock Incentive Plan (the “2010 Plan”) to provide for equity awards to employees, directors and consultants.  In the past, the Company had maintained certain other stock option plans, including plans not approved by the Company’s stockholders, all of which have expired and/or been frozen and, as a result, no awards are available for future grant under such plans, although past awards under these plans may still be outstanding.  A brief description of the plans approved by the Company’s stockholders follows.

Plans Approved by Securityholders

The 2010 Plan was approved by the Board of Directors and by the Company’s stockholders in May 2010.  The 2010 Plan provides for the issuance of up 3,500,000 shares of Common Stock pursuant to stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalent rights (collectively, the “awards”).  As of December 31, 2011, 900,034 awards were outstanding under the 2010 Plan and there were 1,764,570 shares of Common Stock available for future issuance.  The term of any award granted under the 2010 Plan shall be the term stated in the award agreement, provided, however, that the term of awards may not be longer than ten (10) years (or five (5) years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award and any deferral program the administrator of the 2010 Plan may establish in its discretion.

The Veeco 2000 Stock Incentive Plan, as amended (the “2000 Plan”), provided for the grant of up to 8,530,000 share-equivalent awards (either shares of restricted stock, restricted stock units or options to purchase shares of Common Stock).  Stock options granted pursuant to the 2000 Plan expire after seven (7) years and generally become exercisable over a three-year period following the grant date.  In addition, the 2000 Plan provided for automatic annual grants of shares of restricted stock to each non-employee Director of the Company having a fair market value in the amount determined by the Compensation Committee from time to time.  The 2000 Plan expired on April 3, 2010.  As a result, no further awards are available for grant under the 2000 Plan and this plan cannot be used for future awards.  As of December 31, 2011, 1,205,743 awards were outstanding under the 2000 Plan.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into an employment agreement or letter agreement with each of the NEOs.  These agreements provide for the payment of severance and certain other benefits to the executive in the event (i) the executive’s employment is terminated by Veeco without “cause” (defined as specified serious misconduct), (ii) the executive resigns for “good reason” or (iii) in the case of Mr. Peeler, in the event of death or disability.  “Good reason” is defined in the employment and letter agreements as (a) a salary reduction, other than pursuant to a management-wide salary reduction program, (b) in the case of Messrs. Peeler and Oates, an involuntary relocation of the executive’s primary place of work by more than

50 miles from its then current location, (c) in the case of Mr. Peeler, an involuntary diminution in position, title, responsibilities, authority or reporting responsibilities; (d) in the case of Messrs. Peeler and Glass, a significant reduction, and, in the case of Mr. Oates, a material reduction, in total benefits available (other than a reduction affecting employees generally); and (e) in the case of Mr. Peeler, involuntarily ceasing to be a member of the Board.  The nature and extent of the benefits payable vary from executive to executive and, for Messrs. Glass and Oates, vary depending on whether the termination occurs in connection with or following a “change of control.”  The specific benefits payable to each individual under these agreements are described below.  Payment of these severance and other benefits is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the period in which executive is entitled to severance payments, as described below.  If the termination is for “cause” or by the executive without “good reason,” the severance obligations do not apply.  These agreements contain provisions intended to ensure that payments under the agreement comply with Section 409A of the Code.  Such provisions may have the effect of delaying or accelerating certain payments under the agreements.  The description of the employment agreements and letter agreements contained herein is a summary only.  Reference is made to the full text of these agreements which have been filed previously with the SEC.

Peeler Agreement.  The Company has entered into an employment agreement with Mr. Peeler dated July 1, 2007 and amendments thereto dated June 12, 2008, December 31, 2008 and June 11, 2010.  Under the agreement, in the event of a specified termination as described above, Mr. Peeler will be entitled to severance in an amount equal to 36 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year.  In addition, upon any such termination, (i) Mr. Peeler will have 36 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which are or become vested and are held by Mr. Peeler at the time of such termination, (ii) the vesting of any options which are held by the executive at the time of such termination will be accelerated, and (iii) the vesting of any shares of restricted stock held by Mr. Peeler at the time of such termination will be accelerated and restrictions with regard thereto shall lapse.  In addition, if Mr. Peeler elects to continue healthcare coverage under COBRA, then his contributions will be at the same Company-subsidized rates which Mr. Peeler would have paid had his employment not been terminated.

Glass Agreement.  The Company has entered into a letter agreement with Mr. Glass dated December 17, 2009.  Under the agreement, in the event of a specified termination as described above, Mr. Glass will be entitled to severance in an amount equal to 18 months of base salary.  In addition, upon any such termination, (i) Mr. Glass will have 12 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Glass at the time of such termination, and (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated.  In addition, if Mr. Glass elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Glass would have paid had his employment not been terminated.

Miller Agreement.  The Company has entered into a letter agreement with Mr. Miller dated January 30, 2012.  Under the agreement, in the event of a specified termination as described above, Dr. Miller will be entitled to severance in an amount equal to 12 months of base salary.  In addition, upon any such termination, (i) Dr. Miller will have 12 months (or until the end of the original term of the options, if earlier) to exercise vested options to purchase common stock of Veeco which are held by Dr. Miller at the time of such termination and (ii) if Dr. Miller elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Dr. Miller would have paid had his employment not been terminated.

Oates Agreement.  The Company has entered into a letter agreement with Mr. Oates dated October 31, 2005 and amendments thereto dated June 9, 2006, September 12, 2008 and December 31, 2008.  Under the agreement, in the event of a specified termination, Mr. Oates will be entitled to severance in an amount equal to 18 months of base salary and he will be entitled to a pro-rated bonus for the year in which the termination occurs, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, upon any such termination, (i) Mr. Oates will have 18 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Oates at the time of such termination, (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated and (iii) the vesting of any shares of restricted stock awarded on or after June 9, 2006 and which are held by Mr. Oates at the time of such termination will be accelerated and the restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Oates will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, if Mr. Oates elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Oates would have paid had his employment not been terminated.

Collingwood Agreement.  The Company entered into a letter agreement with Mr. Collingwood effective January 1, 2010, in connection with his assignment at the Company’s headquarters office in Plainview, New York.  Under the agreement, in the event Mr. Collingwood’s employment is terminated by the Company without cause, Mr. Collingwood will be entitled to severance in an amount equal to 12 months of base salary.  In addition, both the Company and Mr. Collingwood are required to give the other three months’ notice should either party wish to terminate Mr. Collingwood’s employment, except in cases of gross misconduct or other fundamental breach of his obligations by Mr. Collingwood’s obligations, in which case the Company may terminate Mr. Collingwood’s employment with immediate effect.

Change in Control Policy.  Veeco has adopted a Senior Executive Change in Control Policy (the “Policy”) dated September 12, 2008 and amended December 23, 2008.  The Policy provides certain severance and other benefits to designated senior executives in the event of a change in control of Veeco.  The Policy was implemented to ensure that the executives to whom the policy applies remain available to discharge their duties in respect of a proposed or actual transaction involving a change in control that, if consummated, might result in a loss of such executive’s position with the Company or the surviving entity.  The policy was not adopted with any particular change in control in mind.  The policy applies to designated senior executives of Veeco (“Eligible Employees”), including Messrs. Glass, Miller, Oates and Collingwood.  The policy does not apply to Mr. Peeler.  Benefits under the Senior Executive Change in Control Policy are intended to supplement, but not duplicate, benefits to which the covered executive may be entitled under the employment and letter agreements described above.  The following description of the Senior Executive Change in Control Policy contained above is a summary only.  Reference is made to the full text of the policy which has been filed previously with the SEC.  The principal terms of the policy are:

(a)                           Upon the consummation of a Change in Control (as defined in the policy), the vesting of all equity awards held by the Eligible Employee shall be accelerated and any outstanding stock options then held by the employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options.

(b)                           If an Eligible Employee’s employment shall be terminated by the Company without Cause (as defined in the policy), or by the Eligible Employee for Good Reason (as defined in the policy), during the period commencing 3 months prior to, and ending 18 months following, a Change in Control, and subject to the Eligible Employee’s execution of a separation and release agreement in a form reasonably satisfactory to the Company:

(i)        The Company shall pay to the Eligible Employee in a lump sum an amount equal to the sum of (A) his or her then current annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, multiplied by 1.5;

(ii)       The Company shall continue to provide the Eligible Employee with all health and welfare benefits which he or she was participating in or receiving as of the date of termination until the 18-month anniversary of the date of termination; and

(iii)      The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs.

Payment of the benefits described above is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the 18-month period following termination of executive’s employment.

Potential Payments Upon Termination or Change-in-Control.  The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2011.  These amounts would be incremental to the compensation and benefit entitlements described above in this Proxy Statement that are not contingent upon a termination or change-in-control.  The amounts attributable to the accelerated vesting of stock options and restricted shares are based upon the fair market value of the Company’s common stock on December 31, 2011, which was $20.80 per share.  The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

			Stock Options
Name	Event	Salary & Other Continuing Payments ($) (1)	Accelerated Vesting of Stock Options ($) (2)	Extension of Post- Termination Exercise Period ($) (3)	Accelerated Vesting of Stock Awards ($)	Total ($)
J. Peeler	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	2,506,733	1,021,000	1,222,004	837,554	5,587,291

D. Glass	Termination without Cause or resignation for Good Reason or upon Death or Disability	604,745	0	0	0	604,745
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,143,745	0	0	689,187	1,832,932

W. Miller (6)	Termination without Cause or resignation for Good Reason	442,246	0	0	0	442,246
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,230,749	136,140	38,309	612,914	2,018,112

R. Oates	Termination without Cause or resignation for Good Reason	714,125	0	49,399	327,267	1,090,791
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,057,565	136,140	70,200	327,267	1,591,172

P. Collingwood	Termination without Cause or resignation for Good Reason	307,000	0	0	0	307,000
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	671,945	165,413	34,669	429,894	1,301,921

(1)                                 Reflects salary continuation benefits and, where provided under the applicable employment agreement or Change in Control Policy, pro-rated bonus and COBRA subsidy.  Pro-rated bonus amounts assume 6 months of bonus at 100% of target performance.

(2)                                 Reflects the spread, or in-the-money value, as of December 31, 2011, of options to purchase Veeco common stock which would vest upon the specified event where provided under the applicable employment agreement or Change in Control Policy.  Does not include the value of out-of-the-money options or options which vested prior to the specified event.  As of December 31, 2011, the closing price of Veeco common stock was $20.80 per share.  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of unvested stock options held by the NEO as of December 31, 2011.

(3)                                 Reflects the increase in value of the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, as compared to the value of the spread at December 31, 2011, of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, where provided under the applicable employment agreement or Change in Control Policy, and assuming that the price of Veeco common stock appreciates at a rate of 5% per annum from the closing price on December 31, 2011, which was $20.80 per share.  Does not include the value of out-

of-the-money options.  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of vested and unvested stock options held by the NEO as of December 31, 2011.

(4)                                  The agreement for Mr. Peeler does not distinguish between Change of Control and non-Change of Control scenarios.

(5)                                  As used in the Senior Executive Change in Control Policy, “Change in Control” is defined to mean the case where:

(i)                                     any person or group acquires more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii)                                  any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)                               a majority of the members of Veeco’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Veeco’s Board prior to the date of the appointment or election; or

(iv)                              any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) substantially all of the assets of the Company immediately prior to such acquisition or acquisitions.  However, no Change in Control shall be deemed to occur under this subsection (iv) as a result of a transfer to:

(A)                              A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)                                An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)                                A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)                               An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

(6)                                  Termination and change-in-control payments for Dr. Miller reflect the provisions of the letter agreement between the Company and Dr. Miller dated January 30, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 16, 2012 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of Veeco, (iii) each NEO, and (iv) all executive officers and directors of Veeco as a group.  Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Common Stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned (1)			Percentage of Total Shares
	Shares	Options	Total	Outstanding (1)
5% or Greater Stockholders:
BlackRock, Inc. (2)	6,128,990	—	6,128,990	15.8%
Royce & Associates, LLC (3)	5,006,812	—	5,006,812	12.9%
Paulson & Co. Inc. (4)	2,946,800	—	2,946,800	7.6%
The Vanguard Group (5)	2,264,188	—	2,264,188	5.8%

Directors:
Edward H. Braun	—	50,000	50,000	*
Richard A. D’Amore	71,250	—	71,250	*
Joel A. Elftmann	22,549	—	22,549	*
Gordon Hunter	4,909	—	4,909	*
Keith D. Jackson	3,403	—	3,403	*
Roger McDaniel	16,314	—	16,314	*
John R. Peeler	140,776	319,801	460,577	1.2%
Peter J. Simone	9,549	—	9,549	*

Named Executive Officers:
John R. Peeler	140,776	319,801	460,577	1.2%
David D. Glass	29,032	21,667	50,699	*
William J. Miller, Ph.D.	33,868	37,168	71,036	*
Robert P. Oates	23,913	35,566	59,479	*
Peter Collingwood	7,180	25,268	32,448	*
All Directors and Executive Officers as a Group (13 persons)	380,881	489,470	870,351	2.2%

*                                         Less than 1%.

(1)                                  A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options.  Shares owned include awards of restricted stock from the Company, whether or not vested.  Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)                                  Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 10, 2012.  The address of this holder is 40 East 52nd Street, New York, New York 10022.

(3)                                  Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 24, 2012.  The address of this holder is 745 Fifth Avenue, New York, New York 10151.

(4)                                  Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2012.  The address of this holder is 1251 Avenue of the Americas, New York, New York 10020.

(5)                                  Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2012.  The address of this holder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.  SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report.  Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2011 all Section 16(a) filing requirements were satisfied on a timely basis.

VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY 11803

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Peeler and David D. Glass, or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. (the “Company”) to be held on May 4, 2012 at 9:30 a.m. (New York City time) at One Jericho Plaza, Jericho, New York 11753 and at all adjournments or postponements thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting or any adjournment or postponement thereof.

The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. IF NOT OTHERWISE SPECIFIED BY THE STOCKHOLDER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED AND FOR THE OTHER MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS OF

VEECO INSTRUMENTS INC.

MAY 4, 2012

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW, AND “FOR” PROPOSALS 2 AND 3.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1. Election of three Class III directors
NOMINEES:	Edward H. Braun	☐
	Richard A. D’Amore	☐
	Keith D. Jackson	☐

		WITHHOLD	FOR ALL
		AUTHORITY	EXCEPT
	FOR ALL	FOR ALL	(See
	NOMINEES	NOMINEES	instructions)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the box next to each nominee you wish to withhold, as shown here: ☒	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 2. Approval of the advisory vote on executive compensation.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.	☐	☐	☐

Transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box below and indicate your new address in the address space provided. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

New address:

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2012:  The Notice, Proxy Statement and Annual Report to Stockholders are available at www.veeco.com.